Exhibit 10.21

Contract for the Design of Construction Project

Construction unit: Henan Shuncheng Group
Design unit: Taiyuan Jiatai Coal-chemical Technology Development & Design Co. Ltd.
Date: October 21st, 2009

Contract for the Design of Construction Project

Name of the project: 1.3 million tons/year coking project of Henan Shuncheng Group.
Location of the project: Tongye Town, Anyang City, Henan
Contract No.: 20091028A
Contract Issuer: Henan Shuncheng Group.
Designer: Taiyuan Jiatai Coal-chemical Technology Development & Design Co. Ltd.

In accordance with the stipulation of this contract, the Contract Issuer entrusts the Designer to undertake the engineering design of the 1.3 million tons/year coking project of Henan Shuncheng Group. After friendly consultation, the Parties hereby sign this contract as follows.

Article 1 Basis for the conclusion of this contract

1.1 The Contract Law of the People’s Republic of China; The Construction Law of the People’s Republic of China; Regulations on the Administration of the Market for Survey and Design of Engineering Construction.
1.2 National and local rules and regulations on the administration of the market for survey and design of engineering construction

Article 2 Basis for design of the engineering construction

2.1 Basic information provided by the Contract Issuer.
2.2 The main technological standards adopted by the Designer are as follows:
The currently in force Rules of Content and Depth for Construction Drawing of Construction Project, Code for Fire Protection Design of Buildings, which are promulgated by Ministry of Construction, Feasibility Research Report, Environmental Impact Assessment Report, Safety Assessment Report and the related approval documents of this project.

Article 3 Priority of the contractual documents

The several documents forming the Contract are to be taken as mutually explanatory of one another, but in case of ambiguities or discrepancies, the priority of the documents forming the Contract shall be as follows:
3.1 The contract document;
3.2 Requirements of the Contract Issuer and letter of authority;

Article 4 Name, Size, Stages and Content of Design

Name and size: 1.3 million tons/year coking project of Henan Shuncheng Group.
[JT5550 (or 550mm) F-type stamping-charging coke oven, 2*65 holes]
Features of coke oven: twin，under jet, waste gas recirculation, recuperation and stamping-charging coke oven.

Size of coking chamber: 15980*500 (or 550mm, according to the Technical Agreement) * 5505
Oven taper: 20mm
Design stage: construction drawing design
Design principle: Making full advantage of the local geographic advantages, optimizing the layout of favorable external conditions and selecting the advanced practical technology and equipment, this project is designed in accordance with the state regulations on the admittance condition of coking industry and cleaner production in coking industry (HJ/T-126-2003), and fits the requirements of production safety, environmental protection and energy-saving and emission-reduction, in order to the investment benefit into full play and saves construction investment.

Design scope:
1.	Coking section: coal preparation and blending (after the crushing house), coking, coke quenching, coke screening and storage (1# coke belt).
2.	cold-blast section：Supporting condensation blast.
3.	Plumbing, fire-fighting, traffic and greening of the installation region.
4.	The automatic control for the power distribution, heating supply system and coking processing system of the installation region.
5.	Feasibility Research Report stamped with the seal of Design Institute.
The specific design content and requirements shall be determined on the technology agreement meeting.

Service content:
In addition to finish the construction drawings required by the design content, the Designer shall undertake onsite technical services, and participate in the commission of heating-up and technical instruction. The above services shall be ended one month after the first oven of coke is eligibly produced.

Article 5 Materials and Documents Delivered by the Contract Issuer to the Designer and Related Time

1.	Geological report of the installation region, atmosphere and hydrology data.
2.	The existing general layout draft of the plant.
The above materials shall be delivered to the Designer within 3 days from the effective date of this Contract.

Article 6 Delivery of Design Documents by the Designer to the Contract Issuer and Copies, Time for the Delivery

The Designer shall deliver to the Contract Issuer all set of drawings of the construction design with eight copies in total. The completion time for such delivery shall be within 4 months from the date when the Designer receives the documents specified in article 5 hereof (the Designer shall deliver the drawings in batches according to the construction progress and undertake not to affect the construction progress of Party A).

Article 7 Charges

The Parties agree that charges for the design hereunder shall be RMB 1,150,000 Yuan (ONE MILLION AND ONE HUANDRED AND FIFTY THOUSAND YUAN ONLY).

Article 8 Terms of payment

8.1 Upon the effectiveness of this contract, the Contract Issuer shall pay RMB 300,000 yuan as the down payment. (The down payment shall be counted as the charges for design upon settlement of the contract).
8.2 When the Designer submits general layout drawing, construction layout drawing of coking process and cold-blast process, constructional drawing of major non-standard equipments, order list of major prototype equipments, the Contract Issuer shall pay RMB 340,000 yuan within 3 days from the date of such submit.
8.3 When the Designer submits the construction drawing, process drawing and equipment drawing of the processes of all workshops, the Contract Issuer shall pay RMB 300,000 yuan within 3 days from the date of such submit.
8.4 When the Designer submits all sets of design documents, the Contract Issuer shall pay RMB 150,000 yuan within 3 days from the date of such submit.
8.5 The residual RMB 60,000 yuan, as the quality assurance amount, shall be paid one month after the first oven of coke is eligibly produced. And the Design Institute shall deliver the total invoice.

Article 9 Responsibilities of the Parties

9.1 Responsibilities of the Contract Issuer
9.1.1 The Contract Issuer shall submit to the Designer basic materials and documents within specified period as provided in Article 5 of this contract and shall be responsible for the completeness, accuracy and time limit of the materials and documents. The Contract Issuer shall not require the Designer to conduct design in violation of relevant national standards.
In case there is a delay of less than 15 days exceeding the specified time limit for the delivery of the above materials and documents by the Contract Issuer, the time limit for the Designer to deliver design documents shall be extended accordingly in accordance with Article 6 hereof; in case there is a delay of more than 15 days exceeding the specified time limit for the delivery of the above materials and documents by the Contract Issuer, the Designer shall have the right to re-determine the time for delivery of the design documents.

9.1.2 In case of the Designer’s rework on the design resulting from changes of the engineering, size and conditions of the design by the Contract Issuer (excluding the changes advised by the Designer) or mistakes of the materials submitted or major revision on the submitted materials (excluding the revisions advised by the Designer), the Parties shall conclude supplementary agreement separately (or conclude additional agreement) and redefine relevant terms and conditions, and the Contract Issuer shall pay charges for rework to the Designer according to the workload. The amount shall be discussed.
9.1.3 During the performance of the Contract, if the Contract Issuer requires to terminate or cancel the contract before the Designer starts the design work, the Designer will not return the down payment already paid by the Contract Issuer; if the Designer has started the design work, the Contract Issuer shall pay for the actual workload already done by the Designer. When the actual workload of the design is less than half of the work according to the process, the Contract Issuer shall pay half of the payment for the design work according to the process. When the actual workload of the design is more than half of the work according to the process, the Contract Issuer shall pay all the payment for the design work according to the process.
9.1.4 The Contract Issuer shall pay down payment as provided by the Contract and receipt of down payment will be the symbol for the commencement of the design work by the Designer. The Designer shall have the right to put off the commencement date of the design work if it has not received the down payment and the time for delivery shall be extended accordingly.
9.1.5 The Contract Issuer shall pay charges for design to the Designer at the amount and date provided in this contract. Where the delay of payment has exceeded 20 days, the Designer shall have the right to suspend the performance of the work at the next stage and give written notice to the Contract Issuer. In case the higher authority of the Contract Issuer or competent department of design approval would not approve the design documents or the engineering construction of this Contract is suspended or stopped other than the Designer’s reason, the Contract Issuer shall pay the payable charges for design. In case the competent department of design approval would not approve such design because the department believes that the design proposal or design drawing is unqualified or defective after the examination, the Contract Issuer may not pay the charges for design and the charges for onsite service until the design proposal or design drawing revised by the Designer is approved by the competent department of design approval.
9.1.6 If the Contract Issuer requires the Designer to deliver the design documents prior to the time specified hereof, it shall get the prior consent of the Designer without serious deviation from the reasonable design circle.
9.1.7 The Contract Issuer shall offer conveniences in aspects of working, accommodation and living to the onsite personnel. If the Contract Issuer is discontented with the onsite personnel or it is difficult to co-operate with each other, the Contract Issuer shall have the right to demand the Designer to change the onsite personnel.

9.1.8 The Contract Issuer shall be responsible for the national standard drawing, ministerial standard drawing and local standard drawings.
9.1.9 The Contract Issuer shall provide office working conditions to the onsite personnel.

9.2 Designer’s responsibilities
9.2.1 The Designer shall carry out design work in accordance with technological rules and standards provided in this Contract or by the state, and deliver design documents as the content, time and copies specified in Article 6 of this Contract, and shall be responsible for the quality of the design documents.
9.2.2 The Designer shall be responsible for the revision or supplement to the mistakes or omission of the design documents. If any engineering quality accidents happen because of the Designer’s fault, the Designer shall be responsible for taking remedial measures as well as reduce the design charges on the affected part of the design work and compensate the Contract Issuer according to the degree of loss.
9.2.3 If the delivery of design documents is delayed for the Designer’s reason, each day overdue will result in the reduction of 1‰ of the payable design charges for the engineering. Where the delay of such delivery has exceeded 30 days, it is deemed that the Designer unilaterally terminates this contract, and the Designer shall bear the responsibilities according to the stipulations of this Contract.
9.2.4 After the contract enter into force, if this contract is terminated on the reason that the Designer fails to perform the contract or unilaterally demands the termination of the contract, the Designer shall return the down payment paid by the Contract Issuer or all the charges which the Contract Issuer paid or incurred. Other losses caused by the termination or cancellation from the Designer shall be compensated by the Designer.
9.2.5 In case the construction is started within one year from the Designer’s delivery of the design documents within the specified time limit, then the Designer shall be responsible for the technological disclosure to the Contract Issuer and construction unit, handling with relevant matters on design and provide advisory services at the site during the construction period according to the stipulations of this Contract. In case the engineering construction is started after one year, the Designer shall still be responsible for the above work and may collect reasonable service fee for consultancy from the Contract Issuer according to the needed workload. The amount of the service fee shall be discussed and determined by the parties. The Designer shall not withdraw the technical personnel in one month after the completion of this project and safety production according to the expectation of this design.

Article 10 Confidentiality

Both Parties shall protect each other’s intellectual property rights. Without prior consent, neither party shall revise, copy or transfer to a third party or use for the project other than the project of this Contract any materials and documents of the other party. Under such circumstances, the disclosing party shall be responsible for all the any consequence it resulted and shall bear the relevant compensation.

Article 11 Dispute Settlement

If any disputes arise in connection with this Contract for the Design of Construction Project, it shall be settled by friendly consultation of the parties. In case the disputes can not be settled by consultation, it shall be under the jurisdiction of the people's court in the place where the project is located; both parties shall have equal litigant rights.

Article 12 Contract Taking Effective and Miscellaneous

12.1 For any failure to perform any term or condition of this Contract due to the force majeure, both parties shall, in good faith, attempt to settle it amicably and by mutual agreement.
12.2 The Contract is effective once after both parties stamped and signed and the down payment is paid by the Contract Issuer. There are totally 5 copies of the Contract, Contract Issuer retains 3 copies, and Designer retains 2 copies.
12.3 Any correspondence, include faxes, telegram, meeting minutes agreed by both parties, are components of the Contract, which shall have the same validity with this contract.
12.4 As for matters not covered in this contract, supplementary agreement may be concluded by the parties separately and such supplementary agreement shall have the same legal validity with this contract. In the event of any discrepancy between this contract and such supplementary agreement, the content of the latest documents shall prevail.

Name of the Contract Issuer (Stamp): Henan Shuncheng Group Coal Coke Co., Ltd.
Legal representative:  /s/ Wang Xinshun
Authorized proxy:  /s/ Li Dexin

Name of the Designer (Stamp):	Taiyuan Jiatai Coal-chemical Technology Development & Design Co. Ltd.
Legal representative (signature): [illegible]
Authorized proxy (signature):

Date: October 28th, 2009
Address: Anyang County